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                                                                     EXHIBIT 3.1

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             1-800-FLOWERS.COM, INC.
                        (formerly known as Teleway, Inc.)

                  (Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware)

                  1-800-FLOWERS.COM, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

                  DOES HEREBY CERTIFY:

                  FIRST: That the Corporation was originally incorporated in Delaware, and the date of its filing of its original Certificate of Incorporation with the Secretary of State of Delaware was June 30, 1992. The Certificate of Incorporation was amended and restated on January 12, 1995, and was filed with the Secretary of State of the State of Delaware on January 13, 1995. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 1995. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 14, 1999. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 1999.

                  SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the written consent of the requisite stockholders of the currently issued and outstanding Class A Common Stock, $0.01 par value, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware;

                  THIRD: That the resolution setting forth the proposed amendment and restatement is as follows:

                  RESOLVED, that the Amended and Restated of Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:
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                                   ARTICLE I

                                      NAME

                  The name of the Corporation is 1-800-FLOWERS.COM, Inc.

                                   ARTICLE II

                                REGISTERED OFFICE

                  The address of the registered office of the Corporation in the State of Delaware is 15 East North Street in the City of Dover, State of Delaware 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

                                  ARTICLE III

                                   POWERS/TERM

                  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law. The Corporation is to have perpetual existence.

                                   ARTICLE IV

                                  CAPITAL STOCK

A.       CLASSES OF STOCK.

The total number of shares of stock which the Corporation shall have authority to issue is four hundred and one million two hundred thousand (401,200,000), consisting of one million two hundred thousand shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and four hundred million (400,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"). Of the Preferred Stock, seventy two thousand four hundred fifty four (72,454) shares shall be undesignated and one million one hundred twenty seven thousand five hundred forty six (1,127,546) shares shall be classified as Series A Preferred Stock (the "Series A Preferred Stock"). Of the Common Stock, two hundred million (200,000,000) shares shall be classified as Class A Common Stock (the "Class A Common Stock"), and two hundred million (200,000,000) shares shall be classified as Class B Common Stock (the "Class B Common Stock"). As shares of Class B Common Stock are converted into shares of Class A Common Stock as described herein, the number of shares classified as Class B Common Stock shall be reduced and the number of shares classified as Class A Common Stock shall be increased on a one-for-one basis.

B.       PREFERRED STOCK.
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      1.    UNDESIGNATED PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (the "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

            (a) The designation of the series, which may be by distinguishing number, letter or title.

            (b) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

            (c) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

            (d) Dates at which dividends, if any, shall be payable.

            (e) The redemption rights and price or prices, if any, for shares of the series.

            (f) The terms and amount of any sinking funds provided for the purchase or redemption of shares of the series.

            (g) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

            (h) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or change may be made.

            (i) Restrictions on the issuance of shares of the same series or of any other class or series.

            (j) The voting rights, if any, of the holders of shares of the series.

      2.    SERIES A PREFERRED STOCK

            (a) Dividends. The holders of Series A Preferred Stock shall be entitled to receive dividends on their shares of Series A Preferred Stock when and as declared by the Board of
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Directors, out of any assets of the Corporation legally available therefor. In addition, in the event that the Corporation shall at any time pay a dividend (other than a dividend payable solely in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, it shall, at the same time, pay to the holders of shares of Series A Preferred Stock (assuming full conversion of the Series A Preferred Stock in accordance with sub-paragraph (d) herein) a dividend equal to such dividend on the Common Stock. Dividends shall be non-cumulative.

            (b) Liquidation Preference.

            (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock or any other class or series of stock ranking in liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being referred to as "Junior Stock"), by reason of their ownership thereof, an amount per share equal to (i) $104.26 for each outstanding share of Series A Preferred Stock (as adjusted for stock splits, combinations, reclassifications and the like), and (ii) an amount equal to all declared but unpaid dividends on the Series A Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive and no liquidation payments shall be made to the holders of Junior Stock.

            (ii) After all of the distributions described in subsection (a) above have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Junior Stock pro rata based on the number of shares of Common Stock held by each. Shares of Series A Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A Preferred Stock.

            (iii) For purposes of this sub-paragraph (b), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Series A Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any transaction or series of
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                  related transactions (including, without limitation, any
                  reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (B) a sale of all or substantially all of the assets of the Corporation.

            (c) Redemption. The Corporation shall not have the right to redeem the Series A Preferred Stock.

            (d) Conversion.

            (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into one (1) fully paid and non-assessable share of Class A Common Stock, subject to adjustment pursuant to sub-paragraph (e). In order for a holder of Series A Preferred Stock to convert such shares into shares of Class A Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock at the office of the Corporation's transfer agent, together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent is referred to herein as the "Notice Date." The Corporation shall, as soon as practicable after the Notice Date, issue and deliver to such holder, or to its nominee, at such holder's address as shown in the records of the Corporation, a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of fractional shares. If less than all of the shares of Series A Preferred Stock represented by a stock certificate are converted into shares of Class A Common Stock, the Corporation shall issue a new stock certificate in the amount of the shares not so converted.

            (ii) Each share of Series A Preferred Stock shall automatically, without any action on behalf of the holder thereof, be converted into one fully paid and non-assessable share of Class A Common Stock, subject to adjustment pursuant to sub-paragraph (e), upon the earlier of (A) the closing of the Corporation's sale of shares of Series A Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1993, as amended (the "Securities Act"), in which the aggregate gross proceeds to the

                  Corporation (prior to deduction of offering expenses but after deduction of underwriting discounts and commissions) are at least $25,000,000 (a "Qualified Public Offering"), and (B) upon the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, the date specified by such holders. The Corporation shall provide each holder of Series A Preferred Stock at least ten (10) days written notice prior to the automatic conversion provided herein.

            (iii) At the time of any conversion of Series A Preferred Stock to
                  Class A Common Stock, whether at such holder's option or automatically, all declared but unpaid dividends on each and all such shares of Series A Preferred Stock being converted shall be converted to that number of shares of Class A Common Stock determined by dividing the amount of such dividends by the fair market value of the Class A Common Stock at the time of conversion. The fair market value of the Class A Common Stock shall be determined as follows:

                        (A) If traded on a securities exchange or through the
                  NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                        (B) If actively traded over-the-counter, the value shall
                  be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                        (C) If there is no active public market, the value shall
                  be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

            (iv) No fractional shares of Class A Common Stock shall be issued upon conversion of shares of Series A Preferred Stock and any fractional share to which the holder would otherwise be entitled shall be paid in cash in an amount equal to such fractional share multiplied by the fair market value of the Class A Common Stock at the time of conversion. The fair market value of the Class A Common Stock shall be determined as set forth above.

            (v) All shares of Series A Preferred Stock which shall have been surrendered for conversion or automatically converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the date on which such shares are converted (the "Conversion Date"), except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and the payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Class A Common Stock. All shares of Series A Preferred Stock so converted shall, from and after the Conversion Date, resume their status as Undesignated Preferred Stock and may be reissued by the Corporation in one or more series with the designation, powers, preferences and rights as determined by the Corporation in accordance with this Article IV.

            (vi) The Corporation shall at all times have reserved for issuance that aggregate number of shares of Class A Common Stock into which the shares of Series A Preferred Stock are convertible.

            (e) Antidilution. If the Corporation shall effect a subdivision or reclassification of the outstanding Common Stock, the conversion ratio for the Series A Preferred Stock as set forth in sub-paragraph (d) then in effect immediately before such subdivision or reclassification shall be proportionately adjusted so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock shall represent the same interest in the Corporation prior to such subdivision or recapitalization. If the Corporation shall combine the outstanding shares of Class A Common Stock, the conversion ratio then in effect immediately before the combination shall be likewise proportionately adjusted. If the Corporation shall make or issue a dividend or other distribution payable in securities, then and in each such event provision shall be made so that the holders of shares of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Class A Common Stock receivable thereupon, the amount of securities that they would have received had their Series A Preferred Stock been converted into Class A Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving effect to all adjustments called for during such period under this paragraph (e), with respect to the rights of the holders of the Series A Preferred Stock. The Corporation shall provide each holder of Series A Preferred Stock at least ten (10) days written notice prior to the expected date of adjustment as provided herein.

            (f) Voting. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Class A Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the By-laws of this Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

      3.    Covenants.

            (a) So long as at least 75,000 shares of Series A Preferred Stock remain outstanding the Corporation shall not, without first obtaining the approval of (by vote or written consent, as required by law) the holders of at least eighty-five percent (85%) of the outstanding shares of Series A Preferred Stock, (i) authorize or issue Preferred Stock with dividends or liquidation preference rights more favorable than those of the Series A Preferred Stock or
(ii) take any action if such action materially and adversely affects the rights, including action by way of amendment of the Certificate of Incorporation, bylaws or by way of merger or consolidation, of the Series A Preferred Stock as of the date hereof.

            (b) So long as at least 75,000 shares of Series A Preferred Stock remain outstanding, the Corporation shall not redeem, repurchase, retire or otherwise acquire any shares of equity securities of the Corporation except pursuant to (x) this Certificate of Incorporation or (y) any other agreement, approved in advance by the Board or the Compensation Committee of the Board of Directors, for the repurchase of shares from an employee upon termination of employment.

C.       COMMON STOCK.

      1. RECLASSIFICATION. Effective at the filing with the Secretary of State of the State of Delaware of this Third Amended and Restated Certificate of Incorporation, and without further action on the part of the holders of the class A common stock outstanding immediately prior thereto (the "Outstanding Class A"), the class B common stock outstanding immediately prior thereto (the "Outstanding Class B" and, together with the Outstanding Class A, the "Outstanding Common Stock"), each share of Outstanding Class A shall immediately and automatically convert into one share of Class B Common Stock and each share of Outstanding Class B shall automatically convert into one share of Class B Common Stock. Effective immediately after the filing of this Third Amended and Restated Certificate of Incorporation, each certificate representing a share of Outstanding Class A or Outstanding Class B shall be deemed to represent a share of Class B Common Stock.

      2. VOTING. Except as otherwise required by law, at any meetings at which stockholders are entitled to vote, each share of Class A Common Stock shall entitle the holder thereof to one vote per share and each share of Class B Common Stock shall entitle the holder thereof to 10 votes per share. The holders of Class A Common Stock, Class B Common Stock and Series A Preferred Stock shall vote together as a single class. For purposes herein, "Total Voting Power" shall mean the total number of votes attributable to all shares of capital stock of the Corporation outstanding and entitled to vote on any particular matter.

      3. RIGHTS AND PREFERENCES OF COMMON STOCK. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. The holders of Class A Common Stock and Class B Common Stock shall have the following rights and preferences, subject to the rights and preferences of holders of Preferred Stock.

            (a) Dividends. Holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation that are legally available therefor; provided, however, that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Class A Common Stock and Class B Common Stock, whether paid in cash or property (including, without limitation, shares of Class A Common Stock paid on or with respect to shares of Class A Common Stock or shares of Class B Common Stock paid on or with respect to shares of Class B Common Stock (collectively, "Stock Dividends")), unless, simultaneously, the same dividend (in the case of Stock Dividends, stock of the class on or with respect to which the dividend is paid in the same percentage, relative to the total number of shares of such class issued and outstanding immediately prior to the payment of such dividend, as the Stock Dividend on or with respect to the other class bears to the number of shares issued and outstanding immediately prior to the payment of such dividend) is paid with respect to each share of Class A Common Stock and Class B Common Stock; PROVIDED FURTHER, that no dividend shall be declared or paid on Class A Common Stock or Class B Common Stock if declared dividends on the Series A Preferred Stock have not been paid. Stock Dividends with respect to Class A Common Stock may only be paid with shares of Class A Common Stock and Stock Dividends with respect to Class B Common Stock may only be paid with shares of Class B Common Stock.

            (b) Subdivisions and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be likewise subdivided or combined.

            (c) Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Class A Common Stock and holders of Class B Common Stock shall receive an equal per share distribution of any assets remaining after payment or provision for liabilities and the liquidation preference on Preferred Stock, if any.

      4.    CONVERSION OF CLASS B COMMON STOCK.

            (a) Each outstanding share of Class B Common Stock, at the option of the holder thereof, may be converted at any time into one (1) share of Class A Common Stock. Any such conversion shall be effected by the presentation and surrender of the certificates that represent the shares of Class B Common Stock to be converted, at the principal executive offices of the Corporation or at such other place as may from time to time be designated by the Corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, the holder of such shares shall be entitled to receive in exchange therefor certificates for fully paid and nonassessable shares of Class A Common Stock at the rate aforesaid, and such holder shall be registered as the holder of such shares of Class A Common Stock.

            (b) In addition to and notwithstanding the foregoing, upon any Transfer of shares of Class B Common Stock, such shares shall be converted automatically into a like number of shares of Class A Common Stock. Immediately upon the occurrence of a Transfer, and without any action on the part of any stockholder whose shares are subject to automatic conversion hereunder, the Corporation or any other person or entity, the relevant shares of Class B Common Stock shall be deemed converted into the same number of shares of Class A Common Stock. From and after the time of the Transfer, any such certificates for Class B Common Stock shall no longer represent shares of Class B Common Stock but instead shall represent the sum of the number of shares of Class A Common Stock and the right to have registered in the name of the transferee of such stock the shares of Class A Common Stock issuable to such transferee as a result of such conversion. The Class A Common Stock issuable upon any such conversion shall be so registered and the certificates with respect to such stock shall be issued by the Corporation upon the surrender of the certificates that represent the Class B Common Stock immediately prior to the Transfer, duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation).

            (c) As used in this section 4, the following terms have the following meanings:

            (i)   "Affiliate" shall mean and be limited to the following
                  Persons: (1) with respect to any Original Shareholder who is a natural person, that Original Shareholder's spouse, siblings, children (including adopted children), grandchildren or parents or parents; (2) with respect to any Original Shareholder which is a limited partnership, (a) any Person that, at the time the Original Shareholder first obtained shares of Class B Common Stock, was the general partner of such Original Shareholder, or (b) another limited partnership which has a general partner, the control of which general partner is held, directly or indirectly, by five or fewer natural Persons, provided such natural Persons had control of the general partner of such Original Shareholder at the time such Original Shareholder first obtained shares of Class B Common Stock; (3) a trust of which such Original Shareholder who is a natural person is the trustee for the benefit of his spouse, siblings, children (including adopted children), grandchildren or parents or parents, or (4) the heirs, executors, administrators, guardians or conservators of the Original Shareholder who is a natural person.

            (ii) "Control" shall mean ownership of more than 50% of the equity interest in, and more than 50% of the voting power on all matters of, the sole general partner.

            (iii) "Original Shareholder" shall mean each Person to whom the
                  Corporation originally issues shares of Class B Common Stock at the initial issuance thereof.

            (iv) "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

            (v) "Transfer" shall mean the sale, assignment, transfer, gift, pledge or hypothecation (unless such pledge or hypothecation is with full recourse against the transferor) or other disposition, whether voluntary or involuntary, of Class B Common Stock to any person other than an Affiliate of the Original Shareholder which initially held the shares being transferred.

      5. RESTRICTIONS ON ISSUANCE. The Corporation shall not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible, exchangeable or exercisable into shares of Class B Common Stock to any person. Notwithstanding the foregoing, the Company may issue and sell shares of Class B Common Stock (1) pursuant to an employee stock option plan, stock purchase plan or similar employee incentive plan in effect at the time of a Qualified Public Offering, and (2) in respect of stock splits, stock dividends, subdivisions, reclassifications or similar transactions.

      6. REGISTERED OWNER. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V

                                    DIRECTORS

      1.    NUMBER.

            The number of directors of the Corporation shall be such number, not less than four (4) nor more than fifteen (15), as shall be set forth from time to time in the bylaws, provided that no action shall be taken to decrease or increase the number of directors without the affirmative vote of at least 66.67% of the Total Voting Power. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

      2.    CLASSIFIED BOARD OF DIRECTORS.

            The Board of Directors shall be and is divided into three classes:
Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 2000; each initial director in Class II shall hold office until the annual meeting of stockholders in 2001; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2002. Notwithstanding the foregoing provisions of this Article V, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

            Subject to the provisions of this Article V, should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class I; and (ii) if there shall be an excess of two directorships over a number divisible by three, one shall be classified in Class I and the other in Class II.

            In the event of any increase or decrease in the authorized number of directors, (1) each director than serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorship resulting from such increase or decrease shall be appointed by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

      3.    REMOVAL OF DIRECTORS.

            Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of not less than 66.67% of the Total Voting Power.

                                   ARTICLE VI

                              STOCKHOLDER MEETINGS

            Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

                                  ARTICLE VII

                       LIMITATION OF DIRECTORS' LIABILITY

            A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this
Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                                  ARTICLE VIII

                                 INDEMNIFICATION

A.       RIGHT TO INDEMNIFICATION.

            The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he is or was or has agreed to become, or a person for whom he is the legal representative, is or was or has agreed to become a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this
Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation. The rights to indemnification provided herein shall continue with respect to a Covered Person notwithstanding that such Covered Person ceases to be a director, officer or other employee or agent of the Corporation.

B.       PREPAYMENT OF EXPENSES.

            The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, PROVIDED, HOWEVER, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

C.       CLAIMS.

            If a claim for indemnification or advancement of expenses under this
Article VIII
is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.       NONEXCLUSIVITY OF RIGHTS.

            The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those provided herein.

E.       OTHER SOURCES.

            The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such.

F.       AMENDMENT OR REPEAL.

            Any repeal or modification of the foregoing provisions of this
Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

G.       OTHER INDEMNIFICATION AND PREPAYMENT OF EXPENSES.

            This Article VIII shall not limit the right to the Corporation to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

                                   ARTICLE IX

                               AMENDMENT OF BYLAWS

            In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by vote of 66.67% of the Board of Directors.

                                   ARTICLE X

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

            Subject to Section B.3 of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VII, VIII, IX and this Article X may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of not less than 66.67% of Total Voting Power.

                                    *  *  *

            FOURTH: That said amendments were duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

            IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 7 day of July, 1999.

                                        /s/ James F. McCann
                                        ______________________________
                                        Name: James F. McCann
                                        Title: Chief Executive Officer